Exhibit 99.1
For Immediate Release
Jones Soda Co. Secures $10 Million Committed Equity Financing Facility
Seattle, Washington (June 14, 2010) – Jones Soda Co. (Nasdaq: JSDA), a leader in the premium soda category and known for its unique branding and innovative marketing, today announced that it has entered into a committed equity financing facility under which it may sell up to $10 million of its registered common stock to Glengrove Small Cap Value, Ltd. over an approximately 24-month period. Jones Soda is not obligated to utilize the facility and remains free to enter into other financing transactions.
Jones Soda will determine, at its sole discretion, the timing, dollar amount and floor price per share for any draw under this facility, subject to certain conditions. When and if Jones Soda elects to use the facility, the number and price of shares sold in each draw will be determined by a contractual formula, whereby Jones Soda will issue shares to Glengrove at a pre-negotiated discount to the daily volume weighted average price of Jones Soda’s common stock over a preceding period of trading days. Reedland Capital Partners, an Institutional Division of Financial West Group, Member FINRA/SIPC, acted as placement agent for the initial signing of the facility and will receive a fee for its services at the time of any draw under the facility.
In connection with the execution of the equity financing facility, Jones Soda will issue to Glengrove 70,053 shares of registered common stock as a commitment fee. The offer and sale of shares by Jones Soda under this equity facility have been registered pursuant to a shelf registration declared effective by the Securities and Exchange Commission on May 18, 2010.
Jones Soda intends to use the proceeds from any sale of securities under the facility for targeted funding for new marketing programs, to secure and grow larger distributor and national retail accounts, and for working capital and other general corporate purposes.
“This equity line provides us with an important financing option,” said Bill Meissner, Jones Soda’s Chief Executive Officer. “The facility has a competitive cost of capital and flexible structure and offers a means to strengthen our financial position and support our continuing efforts to expand the distribution of our brands in new and existing markets.”
This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.
About Jones Soda Co.
Headquartered in Seattle, Washington, Jones Soda Co.® markets and distributes premium beverages under the Jones Soda, Jones Pure Cane Soda®, Jones 24C®, Jones GABA®, and Whoopass Energy Drink® brands and sells through its distribution network in markets primarily across North America. A leader in the premium soda category, Jones is known for its variety of flavors and innovative labeling technique that incorporates always-changing photos sent in from its consumers. Jones Soda is sold through traditional beverage retailers. For more information visit www.jonessoda.com, www.myjones.com, and www.jonesGABA.com.
Forward—Looking Statements Disclosure
Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our anticipated use of proceeds from any sale of securities under the equity facility and our marketing, national retail and distribution growth strategies. Forward-looking statements include all passages containing words such as “aims,” “anticipates,” “becoming,” “believes,” “continue,” “estimates,” “expects,” “future,” “intends,” “plans,” “predicts,” “projects,” “targets,” or “upcoming”. Forward-looking statements are based on the opinions and estimates of the management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect Jones Soda’s actual results include, among others, its inability to achieve levels of revenue and cost reductions that are adequate to support its capital and operating requirements in order to continue as a going concern; its inability to generate sufficient cash flow from operations, or to obtain funds through additional financing or other strategic alternatives, to support its business plan; the impact of the global economic crisis, which has continued to have a greater than expected impact on Jones Soda’s business; its inability to increase points of distribution for its products or to successfully innovate new products and product extensions; its inability to establish distribution arrangements with distributors, retailers or national retail accounts; its inability to maintain relationships with its co-packers; its inability to maintain a consistent and cost-effective supply of raw materials; its inability to receive returns on its trade spending and slotting fee expenditures; its inability to maintain brand image and product quality; its inability to protect its intellectual property; the impact of current and future litigation; its inability to develop new products to satisfy customer preferences; the impact of intense competition from other beverage suppliers; and risks and uncertainties described in Jones Soda’s current and periodic reports filed with the Securities and Exchange Commission, including its most recent annual report on Form 10-K. Readers are cautioned not to place undue reliance upon these forward-looking statements, which speak only as to the date of this release. Except as required by law, Jones Soda undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.
For further information, contact:

Michael R. O’Brien, Chief Financial Officer, Jones Soda Co.
(206) 624-3357 or mobrien@jonessoda.com